Exhibit 99.1

1625 Broadway, Suite 2000

Denver, Colorado 80202

(303) 389-3600

(303) 389-3680 Fax

NEWS RELEASE

Patina Provides Operational Update

DENVER, COLORADO – OCTOBER 19, 2004 — PATINA OIL & GAS CORPORATION (NYSE:POG) today provided an operational update. Third quarter production averaged 325.6 MMcfe a day, a more than 18% increase over the prior year period. The growth was fueled by a combination of continued development in the Wattenberg and Buffalo Wallow Fields and the Cordillera acquisition. However, each of the Company’s principal operating areas contributed. Compression and processing curtailments that carried over from the second quarter are believed to have limited production by approximately 2 to 3 MMcfe a day. The issues were largely resolved in August. Production currently approximates 330 MMcfe a day and is expected to average 334 MMcfe a day in the fourth quarter. The fourth quarter production estimate reflects the shut-in of a large portion of the Company’s Wattenberg production for several days in the second week of October as the principal gatherers in the Field completed major maintenance projects.

Since quarter-end, development activity has reached the highest level in the Company’s history. The Company is currently operating 14 drilling rigs, 40 workover/recompletion rigs and performing over 70 fracture stimulations a month.

Wattenberg Activity

Development activity in Wattenberg continued to increase in the third quarter. In the first nine months of 2004, more than 240 refracs and 24 trifracs were executed. The trifrac program will further accelerate in the fourth quarter, with more than 20 planned before year-end. The Niobrara program, which began late in the second quarter, continues to yield exceptional results. The projected rate of return on the Niobrara recompletion/refrac program at current commodity prices exceeds 200% and could add substantially to proven reserves over the next couple of years. Through September 30th, 35 Niobrara completions have been executed. Another 50 are planned before year-end. Finally, over 80 Codell and J Sand wells were drilled or deepened in the Field in the first nine months of the year and another 25 should be drilled by year-end. Due to refinements in completion techniques, production from certain recently drilled wells has exceeded older offsets by as much as 50%. As a result, development of several areas of the Field previously considered marginally economic has been initiated. With crops in the farming areas of Wattenberg expected to be harvested within the next few weeks, the normal seasonal increase in development activity will begin. Finally, a package of additional producing properties in Wattenberg was acquired from a private owner for $15.4 million on October 1st. The purchased properties have an estimated 17 Bcfe of proved reserves.

Mid Continent Activity

In the Mid Continent, production in the quarter increased by 68% over the prior year period. The sharp rise was largely due to drilling in the Buffalo Wallow Field of the Texas Panhandle where four rigs are currently drilling and the benefits of the Cordillera acquisition. Production has increased materially since mid-year due to the addition of compressors by the local gatherer which are capable of handling an additional 65 MMcf per day of throughput. As a result, line pressures in the Field have fallen close to contract specifications of 100 psig from levels as high as 400 psig in June. During the third quarter, 15 wells were drilled and completed in the Field, bringing total new drills through September 30th to 44 wells. An additional 15 wells should be drilled in the Field by year-end. Over the past 18 months, the time required to drill a well in the Field has been reduced 20%.

The Company recently applied to the Texas Railroad Commission to downspace Buffalo Wallow to 20 acres. If approved, the downspacing could add substantially to proven reserves and more than three additional years of continuous development at current drilling rates. In pursuit of additional Granite Wash potential, 10,000 net acres were leased in an area southeast of the Buffalo Wallow Field known as Billy Rose. The first test well on the acreage was recently drilled to approximately 13,500’. An initial production test yielded encouraging results and testing of additional zones is currently underway. Based on these preliminary results, current plans are to drill an additional two wells in the fourth quarter.

Simultaneously, the Company continues to develop its holdings in western Oklahoma. Two Red Fork producers (the Cedar Hills Baptist 1-5 and the Inlow 3-11) were recently completed with initial sales of 2.8 MMcfe (700 Mcfe net) and 1.7 MMcfe (660 Mcfe net) a day. A third well is currently approaching total depth. Through September 30th, eight successful wells have been drilled and completed in western Oklahoma, with plans to drill an additional three before year-end. Development in central Oklahoma continues to expand existing waterfloods and to initiate drilling of deeper horizons underlying and adjacent to existing fields. Sixty wells were drilled in the area in the first nine months with an additional 40 scheduled before year-end. Sixteen pending development wells and four exploratory tests are based on 3-D seismic that has helped define untapped portions of known reservoirs and identified what appear to be new target formations. The initial exploratory well, the Kelly 1-36, found prospective pay in six primary Pennsylvanian-aged sand zones at approximately 4,000’ and was recently completed producing 800 Mcfe (570 Mcfe net) per day, estimated to yield a rate of return in excess of 100% at current commodity prices. The second test well, the Bayou A36-1, has set casing to a depth of 7,700’ for a completion attempt in the Arbuckle Formation and should be completed within two weeks.

San Juan Basin Activity

Production in the San Juan Basin remains below internal forecast due to delays in initiating further development. In the third quarter, the pace of activity in the Basin began to accelerate. During the first nine months of the year, seven wells were drilled and six recompletions were performed. An additional six wells and six recompletions should be completed by year-end. Four Mesa Verde wells recompleted in the third quarter have shown average net increases of 265 Mcfe per well per day.

Central Division Activity

In the Central division (Kansas, the Illinois Basin and South Louisiana), production in the quarter rose 10% above the prior year period, exclusive of certain divestitures. In Illinois, a drilling rig has been running continuously since January, accounting for 52 newly drilled wells in the first nine months of the year. A further 26 wells should be drilled by year-end. In Central Kansas, activity continues to focus on polymer treatments to limit water production in existing wells. The treatments have reduced per well water production by an average of 80% and added as much as 40 barrels of oil production per day on certain wells. Twenty-two treatments have been pumped through September 30th, with a further 10 to be completed by year-end. Finally, on October 1st, the Company acquired certain properties in Kansas located near existing production having an estimated 3 Bcfe of proved reserves for $2.4 million.

New Ventures

The Company indicated that an internal technical group has been formed to identify and secure acreage blocks on which the Company’s expertise in tight reservoirs can be applied. To date, 52,000 net acres targeting shale formations have been leased in three different areas. Leasing is expected to continue into 2005 with initial test drilling to commence within six months.

Financial

At September 30th, the Company had $321.0 million of debt outstanding. In the first nine months of the year, $95.0 million of bank debt has been repaid despite a $25.7 million increase in margin deposits related to hedging. A total of $35.6 million of margin deposits were outstanding at quarter-end. The Company expects to report an average realized price in the third quarter of approximately $4.55 per Mcfe. The price was reduced by $1.42 per Mcfe due to hedging. Based on current commodity prices and hedges in place, average realized prices should rise to approximately $4.90 per Mcfe in the fourth quarter.

Commenting, Thomas J. Edelman, the Company’s Chairman said, “While steadily expanding our base of production and reserves, we continue to build up our technical and operational expertise outside Wattenberg. Through pursuit of incremental acquisitions and the purchase of leases which we believe have significant potential, we have begun to add to our asset base in these areas. Our inventory of development projects is the highest in the Company’s history and it continues to grow. Given the results of our development program and current commodity prices, we expect to report continued production growth and exceptional financial results for the fourth quarter and into 2005.”

3rd Quarter Earnings Release and Conference Call

Patina is scheduled to release third quarter 2004 earnings after the close of the market on Wednesday, October 27, 2004. The Company plans to host a conference call on Thursday, October 28, 2004, beginning at 2:00 p.m. (EDT) to discuss third quarter results. To participate, please dial (800) 406-5345. A replay of the call will be available beginning Friday, October 29, 2004 for a period of 30 days. The replay can be accessed by dialing (888) 203-1112 and giving the access code 828090.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

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Contact: David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com